Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2013 Second Quarter and Year to Date Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 21, 2013--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the second quarter and six months ended June 30, 2013. The net loss for the second quarter and six months ended June 30, 2013 was $104,000 and $27,000, respectively, compared to net income of $29,000 and $581,000 for the same periods of 2012, respectively. The provision for loan losses for the six months ended June 30, 2013 of $35,000 was greater than the negative provision of $286,000 for the same period in 2012. The Company had $2.5 million in net charge-offs recognized during the six months ended June 30, 2013 as compared to $2.4 million in net charge-offs recognized for the same period in 2012. Nonaccrual loans were $34.0 million at June 30, 2013, a decrease of $2.0 million from $36.0 million at December 31, 2012. The allowance for loan losses (ALLL) as a percentage of gross loans was 2.87% at June 30, 2013 compared to 3.32% at December 31, 2012. The decrease in the ALLL as a percentage of gross loans occurred primarily due to the decrease in the specific reserves on impaired loans which decreased from $5.4 million at December 31, 2012 to $1.4 million at June 30, 2013. The ALLL percentage for loans not considered impaired actually increased from 2.54% at December 31, 2012 to 2.86% at June 30, 2013. Management believes the June 30, 2013 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. We believe the strengthened internal controls related to the identification and valuation of impaired loans that we put in place during 2011 and 2012 resulted in more timely recognition of impaired assets resulting in more effective resolution of those assets. In 2013 our focus is directed to moving impaired assets off of our balance sheet.

The Bank was well capitalized at June 30, 2013, with total risk based capital of 10.95%, tier 1 risk based capital of 9.68%, and leverage ratio of 5.58%. At June 30, 2012, the Bank had total risk based capital of 10.95%, tier 1 risk based capital of 9.68%, and leverage ratio of 5.53%. The Company had total risk based capital of 10.82%, tier 1 risk based capital of 6.38%, and leverage ratio of 3.68% at June 30, 2013, as compared to 11.49%, 7.92%, and 4.52%, respectively, at June 30, 2012. We continue actively assessing our alternatives for preserving and improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies.

Asset Quality:

Total nonperforming assets were $45.8 million or 5.52% of total assets at June 30, 2013, as compared to $67.4 million or 7.45% of total assets at June 30, 2012, and $51.1 million or 5.91% at December 31, 2012. Nonperforming loans declined to $34.0 million at June 30, 2013 from $52.1 million at June 30, 2012 and $36.0 million at December 31, 2012. Foreclosed assets totaled $11.8 million at June 30, 2013, down from $15.3 million at June 30, 2012, and $15.1 million at December 31, 2012. Troubled debt restructurings (TDRs) totaled $28.1 million at June 30, 2013, and are comprised of $15.7 million which were included in nonperforming TDRs and $12.4 million which were performing TDRs. This compares to total TDRs at December 31, 2012 of $31.6 million comprised of $18.3 million non-performing TDRs which were included in nonaccrual loans and $13.3 million which were performing TDRs. We are in partial compliance with the written agreement in place with our regulators, which calls for the Company to reduce problem assets and concentrations of credit, while also increasing capital.

Net Interest Income and Net Interest Margin:

Net interest income before the provision for loan losses totaled $5.0 million and $10.3 million for the three and six months ended June 30, 2013, respectively, as compared to $5.4 million and $11.4 million for the same periods in 2012. Net interest margin annualized for the three and six months ended June 30, 2013 was 2.65% and 2.75%, respectively, as compared to 2.47% and 2.59% for the same periods in 2012. Our net interest margin continues to suffer due to elevated levels of nonaccrual loans, despite improvements in cost of funds. Interest expense declined to $2.2 million and $4.5 million for the three and six months ended June 30, 2013, respectively, as compared to $3.2 million and $6.4 million for the same periods in 2012, due to maturing deposits repricing at lower rates and early calls of brokered deposits.

Non-Interest Income:

Non-interest income for the three and six months ended June 30, 2013, increased $0.3 million and $0.6 million, respectively, to $1.7 million and $3.8 million from $2.0 million and $3.2 million for the same periods in 2012. This increase was the result of the gain from the sale of two branches to First Bank in the amount of $0.6 million, and non-interest income generated by the mortgage services division of $0.3 million, offset by a decrease in the gain on available for sale securities of $0.3 million.

Non-Interest Expense:

Non-interest expense totaled $6.8 million and $14.1 million for the three and six months ended June 30, 2013, respectively, as compared to $7.6 million and $14.4 million for the same periods in 2012. The primary decreases in non-interest expenses were due to decreases in the losses on the sale and write-downs of foreclosed assets of $153,000, a decrease in FDIC assessment premiums of $199,000, and a reduction in collection expenses of $307,000, offset by increases in professional and consulting fees of $113,000, salaries and benefits of $234,000, and other operating expenses of $58,000.

Balance Sheet and Capital:

Total assets of $828.9 million at June 30, 2013 declined 4.23% from $865.5 million at December 31, 2012. Net cash, cash equivalents, and investments of $301.2 million at June 30, 2013 decreased 0.81% compared to $303.7 million at December 31, 2012. Gross loans of $489.2 million at June 30, 2013 decreased 1.7% from $497.9 million at December 31, 2012. Total deposits of $657.5 million at June 30, 2013 decreased 6.1% from $699.9 million at December 31, 2012. Total shareholders' equity was $22.3 million at June 30, 2013, a decrease of 1.8%from $22.7 million at December 31, 2012. Book value per share at June 30, 2013 was $2.80 as compared to $2.90 at December 31, 2012.

At December 31, 2012, we were required to report $19.3 million of loans and $1.9 million of fixed assets as “held for sale” related to the sale of our Rockingham and Southern Pines branches to First Bank which closed on March 22, 2013. Subject to a one-hundred day settlement period, the final cash settlement of $39.6 million to First Bank resulted from the assumption of customer deposits of $57.4 million less a 1% premium of the deposits balance of $0.6 million, and the sale of $17.2 million of related assets comprised of $0.2 million in cash on hand, $1.9 million of real property and equipment and $15.1 million of loans valued at March 19, 2013. We began operating a Loan Production Office from that location on Monday, March 25, 2013, in order to service the loans from the area that were not included in the sale. John Bullard resigned as a member of our Board of Directors effective March 31, 2013, in order to become the manager of the new Southern Pines Loan Production Office with the title Senior Vice President/Commercial Loan Manager.

Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “We have made significant improvements in asset quality in the past four quarters. As we continue to reduce nonperforming assets, our earnings are expected to improve due to improved net interest margins and reductions in the cost of carrying nonperforming assets. We remain vigilant in looking for opportunities to cut costs of operations and increase revenues while providing our customers with the exceptional service that they expect and deserve from their hometown community bank.”

With $828.9 million in total assets as of June 30, 2013, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its fourteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh, and Southern Pines (loan production), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., 919-963-2177
Chairman, President, and Chief Executive Officer
or
Nancy S. Wise, 919-963-2177
Executive Vice President and Chief Financial Officer